Exhibit 99.2

Rules Applicable to Corporate Stock Subscription Options Plan with performance conditions - Available to the employees of the companies whose registered office is located outside France	Page 1 of 11	Effective on: March 1st, 2011

This document is an unofficial English-language translation from the French-language “Règles applicables aux Plans Corporate d’Options de souscription d’actions ordinaires avec Conditions de Performance” applied by Alcatel Lucent. This translation has been prepared for convenience purposes only. While this English-language version represents an acceptable translation of the plan, the stock options described herein are governed by the original French-language plan. In the event of any inconsistency between this translation and the original French-language text, the French-language text will govern. You may obtain a copy of the French-language text upon request.

The purpose of this plan is to define the terms and conditions, including the performance conditions, applicable to the Stock Subscription Options Plan decided by the CEO of Alcatel Lucent.

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S U M M A R Y

1.	DEFINITIONS			3

2.	GENERAL CONDITIONS			4

	2.1	Beneficiaries and Companies Concerned		4

	2.2	Method of Grant		4

		2.2.1	Individual notification	4

		2.2.2	Formal acceptance or rejection of grant	4

	2.3	Beneficiaries’ Rights		4

		2.3.1	Acquisition Period for rights	4

		2.3.2	Performance conditions	5

		2.3.3	Status of employee	6

	2.4	Conditions for the Exercise of Options		6

		2.4.1	Exercise and unavailability Periods	6

		2.4.2	Subscription Price	6

		2.4.3	Exercise Conditions	7

	2.5	Status of Options in the Case of Termination or Transfer of the Employment Contract		7

		2.5.1	General Principles	7

		2.5.2	Exception: Death	7

		2.5.3	Automatic exceptions	7

		2.5.4	Optional exceptions	8

3.	ADDITIONAL INFORMATION			9

	3.1	Share Form and Entitlement		9

	3.2	Upholding of the Rights of Beneficiaries - Adjustments to Option Prices and to the Number of Shares that can be Obtained		9

	3.3	Suspension of the Exercise of Options		9

	3.4	Acknowledgment of Increases in Share Capital		9

	3.5	Consequence of Options Not Exercised		9

	3.6	Rules Concerning Privileged Information and Insider Trading		10

	3.7	Amendments		10

	3.8	Taxes and social security contributions		10

	3.9	Governing law		11

4.	LIST AND STOCK PERFORMANCE OF SELECTED ISSUERS			11

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1.	DEFINITIONS

In this Plan, the following words and expressions have the following meaning:

Acquisition Period means the period starting on Grant Date and finishing on the fourth anniversary of the Grant Date;

Beneficiary means an employee of the Company or its Subsidiaries benefiting from an Option Grant;

Commercial Code means the French commercial code;

Company means Alcatel Lucent;

Grant Date means the date of the board deciding the Option Grant or any later date fixed by it;

Group means the Company and its Subsidiaries;

Option means a right to subscribe for one share in Alcatel Lucent at the price fixed at the Grant Date, subject to any adjustment required by law;

Option Grant means the award of options for the subscription of shares as decided by the CEO pursuant to the delegation of power given by the Board of Directors of October 28, 2009, in accordance with the authorization granted to the Board of Directors by the Company’s extraordinary shareholders’ meeting held on June 1, 2010, and in accordance with Articles L. 225-177 et seq. of the Commercial Code and this Plan;

Plan means this document;

Share means an ordinary share of the Company;

Subscription Price means the price to be paid to subscribe for a Share in exercise of an Option;

Subsidiary means any economic interest grouping or any company in which at least 50% of the share capital or voting rights are held directly or indirectly by the Company.

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2.	GENERAL CONDITIONS

2.1	Beneficiaries and Companies Concerned

The Beneficiaries of an Option granted by the CEO pursuant to this decision must be bound to the Company or to a Subsidiary whose registered office is located in France, by an employment contract having come into force and in effect as of the Grant date.

The beneficiaries are the members of the Management Committee, excluding the CEO.

The Board of Directors delegates to the CEO all power to designate the Beneficiaries and to decide the number of Options allocated to each of them.

Awards are made to each Beneficiary subject to the approval of the competent authorities (notably the regulatory and market surveillance authorities, exchange control and foreign investment or tax authorities).

2.2	Method of Grant

2.2.1	Individual notification

Each Beneficiary will be informed individually by mail of the conditions which govern the Option Grant, in particular:

(a)	the number of Options awarded;

(b)	the Grant Date;

(c)	the exercise period;

(d)	the right to reject the Option Grant.

The full version of this Plan will be enclosed with the letter of grant.

2.2.2	Formal acceptance or rejection of grant

Each Beneficiary must expressly accept or reject in writing the terms and conditions of the Option Grant within 80 days of the individual notification.

Acceptance will be deemed to include in particular acceptance by the Beneficiary to the terms of the Plan, the conditions stipulated in the individual notification and all tax or social security consequences attached to the Option Grant.

2.3	Beneficiaries’ Rights

Subject to the instance described in paragraph 2.5.2, the rights attaching to the Options will definitively vest in the Beneficiaries provided that, at the expiration date of each of the periods defined below: first, the performance conditions are fulfilled and, second, the Beneficiaries maintain their position as employees of the Company or a company controlled by it pursuant to Article L. 233-16 of the Commercial Code.

2.3.1	Acquisition Period for rights

Beneficiaries’ rights will vest, subject to fulfillment of conditions of performance and employee status listed below, in four successive tranches of up to 25% of the total number of Options, in accordance with a calendar covering a four-year period as from the Grant Date. The tranches will vest annually.

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2.3.2	Performance conditions

The vesting of 50% of the total number of the Options granted shall become effective subject to fulfillment of a performance condition that shall be applied on the four above-mentioned successive tranches.

For the purposes of determining the performance condition, the trading performance of Alcatel-Lucent share in comparison with those of a representative selection of solutions and services providers in the sector of telecommunications equipment in respect of which a list was established by the Board of Directors and mentioned in paragraph 4 shall be taken into account.

If during the Acquisition Period, the nature of the Alcatel-Lucent’s activities changes so that less than half of its sales is based on the solutions and the services provided in the sector of telecommunications equipment, the Board of Director shall be entitled to revise the performance condition during its first meeting following the occurrence. If during the same Acquisition Period, the list set out in paragraph 4 should be modified as a result of a change of activities or a corporate transaction (such as merger or spinoff) affecting one or several companies listed there, the Board of Directors shall be entitled to revise the above-mentioned list.

The reference stock market price shall be calculated on the basis of the opening price of the Alcatel-Lucent share on the Euronext Paris stock market over the 20 trading days preceding the term of each annual period, rounded up to the nearest one tenth of a Euro. The reference stock market price of the other issuers, part of the above-mentioned representative selection, shall be calculated on the same basis (on their respective main listing stock market and in their corresponding local currency).

The trading performance of the Alcatel-Lucent share and of the other issuers’ part of the selection shall be determined at the end of each annual period corresponding to the four above-mentioned tranches to define the ranking of their respective trading performance, split in three categories listed in the following table.

Depending on the ranking of the Alcatel-Lucent stock trading performance in respect of a considered annual period, a ratio of 0%, 50% or 100% shall be retained to calculate the number of Options vesting per tranche, as follows:

Vesting of Options	% of Options vested maximum	Ranking of Alcatel- Lucent in the highest quartile* (from 1 to 6)	Ranking of Alcatel- Lucent between the highest quartile and median* (from 7 to 10)	Ranking of Alcatel- Lucent below the median* (from 11 to 15)
Tranche 1	50%	100%	50%	0%

Tranche 2	25%	100%	50%	0%

Tranche 3	25%	100%	50%	0%

Term	100%	100%	50%	0%

*	Ranking based on a selection of 15 issuers. In case of modification of the number of issuers in this selection, each quartile defined above will be modified in consideration the new selection.

At the end of the Acquisition Period, the trading performance of the Company and of the other issuers part of the representative selection shall be calculated between the Grant Date and the term of the fourth tranche and a new ranking will accordingly be determined. Depending on the ranking of the Company’s trading performance over the whole duration of the Acquisition Period, a new ratio of 0%, 50% or 100% shall be determined. If such ranking is more favorable than the ranking of the trading

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performance calculated on each anniversary date, this latter shall be retained for the purpose of calculating the total vesting of the rights to the Beneficiary and the amount of the rights vested during the latest tranche shall be adjusted consequently, without the total exceeding 100%.

At the nearest meeting following the term of each period, and after review by the Compensation Committee, the Board of Directors shall acknowledge, on the basis of an analysis approved each year by an adviser firm appointed by the Board of Directors, the fulfillment or non-fulfillment of the performance condition.

The non vesting of rights because of the failure to meet the performance conditions cannot give rise to indemnification in favor of Beneficiary.

2.3.3	Status of employee

Subject to the satisfaction of the performance conditions set out above, and except as provided in paragraph 2.5.2, Options will permanently vest in Beneficiaries only if they remain employees of the Company or a company controlled by it pursuant to Article L. 233-16 of the Commercial Code, at the end of each annual period defined in paragraph 2.3.2 above.

As more fully described in paragraph 2.5.1, any termination or transfer outside the Group of a Beneficiary’s employment contract before any of the annual review dates excludes the Beneficiary from the vesting of Options during that and subsequent tranches, whatever the circumstances of his departure, whether at the initiative of the employer or employee (except in the case of death).

However, in certain instances of termination or transfer of employment contract listed below, non-vested rights may, via the effect of an exceptional acceleration, become vested in the Beneficiaries of the Options on the conditions described at paragraphs 2.5.3 and 2.5.4.

2.4	Conditions for the Exercise of Options

2.4.1	Exercise and unavailability Periods

A Beneficiary may exercise his or her Options at any time upon vesting of the Options, during a period of eight years from the Grant Date, subject to the specific deadlines to exercise when the vesting results from the acceleration provided in paragraphs 2.5.3 and 2.5.4.

However, Beneficiaries who, on the Grant Date, are employees of a company whose registered office is located within a country whose legislation imposes a period of unavailability, in particular to reduce labor or taxation costs for this company, may not exercise their Options before the expiration of such period. Accordingly, a Beneficiary who, when the Options are granted, is an employee of a company whose registered office is located in France may not exercise their Options before the expiration of a period of unavailability set by Article 163 bis C of the French General Tax Code in effect on the Grant Date. Currently, the period of unavailability is four years from the Grant Date.

In all circumstance, beyond the expiration date of the exercise period of the Options as described in the first paragraph above, any Options not exercised will lapse.

2.4.2	Subscription Price

The CEO shall set the subscription price so that it be equal to the average of opening prices of the Alcatel Lucent share price on Euronext Paris during the 20 trading days preceding the date of the decision of the Option grant, rounded up to the nearest one tenth of a euro. However, should this average be less than the nominal value (EUR 2), the subscription price shall be equal to the nominal value of the shares of Alcatel Lucent. Consequeltly, the subscription price for these granted options is 3.20 euros.

The Subscription Price must be paid in full upon exercise of the Option.

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2.4.3	Exercise Conditions

Options can only be exercised by their Beneficiaries up to the level of the number of rights definitively vested pursuant to the calendar defined under paragraph 2.3.2 above or, in the event of acceleration, according to the method set out in paragraphs 2.5.3 and 2.5.4.

Options will be exercised by sending a duly signed and dated subscription form by any means, addressed either to the Company or to an agent appointed by the Company, together with the payment corresponding to the Subscription Price for the Shares subscribed for through the Options. If the subscription form is sent electronically, it must be possible to accurately identify both the identity of the sender and the Beneficiary’s wish to exercise his Options.

In the event that Options are granted successively to the same Beneficiary, his rights and the conditions for the exercise of the Options will be separate, according to the date at which the said Options were granted and the conditions of the applicable plan. These rights and conditions will be governed by the respective plans under which they were granted.

2.5	Status of Options in the Case of Termination or Transfer of the Employment Contract

2.5.1	General Principles

Rights to Options definitively vested at the effective date of the end or transfer of the employment contract may be exercised immediately and within a reduced period of 60 days, as from the effective date of the end or transfer of the employment contract or, if applicable, as from the end of the period of unavailability applicable in conformity with paragraph 2.4.1, in so far as the exercise of the said Options does not take place after the expiration date of the exercise period set out in paragraph 2.4.1.

Options which have not definitively vested at the effective date of the end or transfer of the employment contract may not be exercised and become null and void as from the effective end date of the employment contract.

2.5.2	Exception: Death

In the event of the death of a Beneficiary, his Options are maintained in full in favor of the Beneficiary’s heirs, whether the rights have vested at the date of death (taking into account the performance conditions set out in paragraph 2.3.2 above) or they have not vested at the date of death. In relation to rights which have not vested at the time of death, vesting will occur for 100% of the relevant rights without the application of the rules relating to performance conditions set out in paragraph 2.3.2.

The Beneficiary’s heirs may exercise these Options at any time during a 6 month period as from the date of death pursuant to Article L. 225-183 of the Commercial Code. It should be noted that after the expiry of this period of 6 months, the heirs cannot exercise any Options, which will become null and void.

2.5.3	Automatic exceptions

(a) Termination of the Beneficiary’s employment contract

In the event of a mutually agreed termination, redundancy, dismissal for cause, disability prohibiting work, retirement or mandatory retirement more than one year after the Grant Date the benefits of all or part of the non-vested rights at the effective date at which the employment contract ends will be maintained, by derogation from the principle fixed at paragraph 2.5.1.

In this case, the acquisition of rights over the non-vested part maintained to the benefit of the employee will be accelerated, without application of the provisions relating to the performance condition referred to in paragraph 2.3.2. The Beneficiary may exercise Options whose rights have been vested in acceleration upon the expiry of a period of 60 days, as from the effective end date of the employment contract, and therefore will no longer be bound by the expiration dates fixed by the calendar featured in paragraph 2.3.2.

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In addition, the Beneficiary may exercise, immediately after the effective date of termination of his employment, Options whose rights were acquired already (applying the provisions relating to the performance condition referred to in paragraph 2.3.2).

The Beneficiary must exercise his rights (accelerated or not) before the end of a period of 12 months following the effective end of the employment contract or, if applicable, the end of the period of unavailability as described in paragraph 2.4.1, in so far as the exercise of the said Options does not take place after the expiry date of the exercise period set out in paragraph 2.4.1.

However, if the Beneficiary is, at the Grant Date, tax resident in Belgium and has opted for taxation of his Options as at the Grant Date, he must exercise his Options within 5 years of the Grant Date.

In cases of termination of the Beneficiary’s employment contract in the 12 months following the Grant Date, the general principle set out in paragraph 2.5.1 will fully apply.

(b) Transfer of the employment contract to a company outside of the Group

For employees whose employment contract (at any time on or after the Grant Date) is transferred to a company which is outside the Group, the acquisition of non-vested rights will be accelerated (without application of the provisions relating to the performance condition referred to in paragraph 2.3.2), by derogation from the principle defined at paragraph 2.5.1. The Beneficiary will be able to exercise Options for which the vesting of rights has been accelerated at the end of the period of 60 days as from the effective date of the transfer of the employment contract, and therefore will no longer be bound by the expiration dates of the calendar featured in paragraph 2.3.2.

In addition, the Beneficiary may exercise, immediately after the effective date of the transfer of the contract, Options whose rights vested (applying the provisions relating to the performance condition referred to in paragraph 2.3.2).

The Beneficiary must exercise his rights (accelerated or not) within a period of 12 months following the effective date of transfer of the employment contract or, if applicable, following the end of the period of unavailability as set out in paragraph 2.4.1, however the exercise of the said Options cannot take place after the expiry date of the exercise period set out in paragraph 2.4.1.

However, if the Beneficiary is, at the Grant Date, tax resident in Belgium and has opted for taxation of his Options as at the Grant Date, he must exercise his Options within 5 years of the Grant Date.

2.5.4	Optional exceptions

By way of exception to the preceding terms and conditions, in the event of the merger by absorption of the Company by another company, of a public offer for the Company’s Shares or, in any case, the launch of proceedings aimed at withdrawing the Company from official trading on the Paris stock exchange, the Board of Directors is entitled to decide:

•

That the Options will become definitively vested in their Beneficiaries (without application of the provisions relating to the performance condition referred to in paragraph 2.3.2), in so far as the latter have not lost the right to exercise their Options by previous termination of their employment contract and they are not directors or officers of the Company (on the Grant Date or on the date of the above decision of the Board).

The vesting will therefore be effective as of the date of the resolution of the Board of Directors, or as of any other date determined on this occasion. The Company must inform the Beneficiary by any appropriate means.

•

That, once the Options have been vested, the Options may be exercised at any time as from vesting and up until their expiry, notwithstanding any potential periods of unavailability referred to above in paragraph 2.4.1.

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In the event of termination of the Beneficiary’s employment contract, the terms and conditions of paragraph 2.5.1, above relating to cases where the Options are vested, will apply.

3.	ADDITIONAL INFORMATION

3.1	Share Form and Entitlement

Each Option gives the right to subscribe for one Alcatel Lucent share of a par value of EUR 2 each, subject to any adjustments required by law and applicable regulation.

Shares received by the Beneficiaries through the exercise of Options will be issued in nominative or bearer form, at the choice of their owners, within the terms and conditions of the by-laws. They will be subject to all conditions imposed by law and by the Company by-laws, and will be entitled to dividends and benefits as from the first day of the fiscal year during which they are subscribed.

3.2	Upholding of the Rights of Beneficiaries – Adjustments to Option Prices and to the Number of Shares that can be Obtained

Pursuant to article L. 225-181 of the Commercial Code, the upholding of the rights of Beneficiaries of Options will be preserved in the event of transactions concerning the Company’s share capital by adjustments made to the Option exercise price and the number of Shares that can be subscribed for through the Options in the conditions provided by Articles L. 228-99 and R. 225-137 to 225-143 and Seq. of the Commercial Code.

3.3	Suspension of the Exercise of Options

The Board of Directors reserves the right to suspend the right to exercise Options during a period of no longer than three months, in the event of financial transactions requiring prior knowledge of the exact number of Shares making up the share capital, or in the event of the completion of transactions entailing an adjustment. This will be the case notably in the event of an increase in share capital or an issuance of securities giving access to share capital, of the distribution of reserves in cash or in portfolio shares, of a merger or disposal, and of a reduction in share capital following losses. In this case, a letter will be sent to each Beneficiary.

3.4	Acknowledgment of Increases in Share Capital

The Board of Directors or the Chairman of the Board of Directors shall, each year, in the conditions and within the deadlines defined by the law in force, acknowledge the number and price of the Shares issued during the previous fiscal year or period following the exercise of share Options, and will make all corresponding amendments to the bylaws.

3.5	Consequence of Options Not Exercised

Options which have vested and which have not been exercised:

•	Within a 6 month-period from the death of the Beneficiary, or

•

In case of termination of an employment contract, within a 60 day-period, from the effective date of termination of employment or, if a Beneficiary is subject to an unavailability period described in paragraph 2.4.1, within a 60-day period from the end of such unavailability period, or

•

In the case of the application of the rules set out in paragraph 2.5.3, within a 12 month-period, from the effective date of the termination of employment or, if a Beneficiary is subject to an unavailability period as described in paragraph 2.4.1, within a 12 month-period from the end of such unavailability period, or

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•

In the case of the application of the rules set out in paragraph 2.5.3, within a 5 year-period from the Grant Date for Beneficiary who, at the Grant Date, is Belgian tax resident and have chosen to have a taxation of the Options at the time of the grant, or

•	In all other cases, before the expiration of the period for exercise as described in paragraph 2.4.1,

and

Options whose rights are not vested at the effective date of termination of employment but become vested as a result of applying the rules set out in paragraph 2.5.3 and were not exercised:

•

after a period of 12 months from the end of the employment contract or, if a Beneficiary is subject to an unavailability period described in paragraph 2.4.1, within a 12 month-period from the end of such unavailability period, or

•

after a period of 5 years from the Grant Date, in the case of application of the rules set out in paragraph 2.5.3, in the case of a Beneficiary who, at the Grant Date, was considered a tax resident of Belgium and had opted for taxation of his Options, are forfeited.

Options whose rights are not vested by previous termination of the employment contract of one or more Beneficiaries within the 12 months following the Grant Date will be null and void only with regard to the Beneficiary concerned and could be used for a new grant decided by the board of directors pursuant to the shareholders’ authorization of May 30, 2008. In particular, this new grant will be decided only in so far as the shareholder’s authorization of May 30, 2008 has not expired and that it falls within the thresholds fixed by the aforementioned authorization. The Subscription Price must to be fixed by the board of directors during the new grant pursuant to the terms and conditions defined by the shareholders’ authorization of May 30, 2008.

3.6	Rules Concerning Privileged Information and Insider Trading

Alcatel Lucent publishes its Insider Trading Policy.

The purpose of this Policy is to preserve the confidentiality of all material non-public information relating to the Group and its business partners, and to prevent trading in Alcatel Lucent securities or the securities of Alcatel Lucent partners by Company directors, officers, certain employees and their family members while in possession of such information.

This policy completed by the annual calendar of the transactions period are available on the Intranet site under Corporate Functions and Legal department sections.

3.7	Amendments

The Board of Directors of the Company may at any time make amendments to the terms and conditions hereof that will allow the Beneficiaries or the Company or its Subsidiaries to enjoy a favorable tax and social security regime in effect in any jurisdiction when the Plan is in force, or avoid any unfavorable effects that new legal, tax, accounting, or social security provisions may have on the Company or its financial statements. These amendments may take the form of sub-plan applicable only for certain Beneficiaries only.

3.8	Taxes and social security contributions

The Beneficiaries must conform to the terms and conditions imposed by the Company, its Subsidiaries, or any other person appointed by the Company or its Subsidiaries for the payment (including withholding taxes) of any social security contributions (including the employee social security contributions) or taxes in the country where the Beneficiary resides or any other country in relation to the Options (or Shares subscribed by the exercise of Options).

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The Beneficiaries, the Company, and its Subsidiaries will respect all filing obligations with the tax and social security authorities to which they may be subject.

3.9	Governing law

The terms and conditions herein shall be construed and interpreted in accordance with French law.

4.	LIST AND STOCK PERFORMANCE OF SELECTED ISSUERS

The following table shows the representative selection of solutions and services providers in sector of telecommunications established by the Board of Directors.

•List of solutions and services providers	Curr.
F5 Networks	USD
Ciena	USD
Alcatel-Lucent (ORD)	EUR
Juniper	USD
Motorola Solutions Inc.	USD
ZTE	HKD
Tellabs	USD
Arris	USD
Cisco	USD
ADTRAN	USD
Comverse	USD
Nokia (ORD)	EUR
Ericsson (ORD)	SEK

The table below gives the reference stock market price of the selected issuers.

Liste des fournisseurs de solutions et de services dans le domaine des équipements de télécommunications		Moyenne des premiers cours cotés pendant 20 séances de bourse
F5 Networks	USD	120.10
Ciena	USD	26.20
Alcatel-Lucent (ORD)	EUR	3.20
Juniper	USD	41.30
Motorola Solutions Inc.	USD	38.80
ZTE	HKD	32.00
Tellabs	USD	5.50
Arris	USD	13.20

Cisco	USD	20.00
ADTRAN	USD	44.60
Comverse	USD	6.70
Nokia (ORD)	EUR	7.30
Ericsson (ORD)	SEK	80.80

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